                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                            (AMENDMENT NO. ______)(1)

                              OPTIO SOFTWARE, INC.
                              -------------------
                                (Name of Issuer)

                      COMMON STOCK, NO PAR VALUE PER SHARE
                      ------------------------------------
                         (Title of Class of Securities)

                                   68389J 10 6
                                   -----------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

                  / / 1Rule 13d-1(b)

                  / / 2Rule 13d-1(c)

                  /X/ 3Rule 13d-1(d)

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     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES.)

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CUSIP No. 68389J 10 6                                    13G                                      Page 2 of 6 Pages
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  1.       NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           C. WAYNE CAPE

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  2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                       (a)  / /4
                                                                                   (b)  / /5

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  3.       SEC USE ONLY

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  4.       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. CITIZEN

---------------------------------------- ------ --------------------------------------------------------------------
NUMBER OF SHARES                           5.   SOLE VOTING POWER
BENEFICIALLY OWNED                              7,010,650(1)

                                         ------ --------------------------------------------------------------------
BY EACH REPORTING                          6.   SHARED VOTING POWER
PERSON WITH                                     -0-

                                         ------ --------------------------------------------------------------------
                                           7.   SOLE DISPOSITIVE POWER
                                                7,010,650(1)

                                         ------ --------------------------------------------------------------------
                                           8.   SHARED DISPOSITIVE POWER
                                                -0-

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  9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           7,010,650(1)

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10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                                  / /6

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11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           41.4%
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12.        TYPE OF REPORTING PERSON*
           IN
--------------------------------------------------------------------------------------------------------------------

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(1) Includes 89,130 shares held by Mr. Cape's wife.

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CUSIP No. 68389J 10 6                                    13G                                      Page 3 of 6 Pages
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ITEM 1(a).        NAME OF ISSUER:

                  Optio Software, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  4800 River Green Parkway
                  Duluth, GA  30096

ITEM 2(a).        NAME OF PERSON FILING:

                  C. Wayne Cape

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  4800 River Green Parkway
                  Duluth, GA  30339

ITEM 2(c).        CITIZENSHIP:

                  U.S. Citizen

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value per share

ITEM 2(e).        CUSIP NUMBER:

                  68389J 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      /_/      Broker or dealer registered under Section 15 of the
                           Exchange Act.

         (b)      /_/      Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

         (c)      /_/      Insurance Company as defined in Section 3(a)(19) of
                           the Exchange Act.

         (d)      /_/      Investment Company registered under Section 8 of the
                           Investment Company Act.

         (e)      /_/      An investment adviser in accordance with Rule 13d-1
                           (b)(1)(ii)(E).

         (f)      /_/      An employee benefit plan or endowment fund in
                           accordance with Rule 13d - 1(b)(1)(ii)(F).

         (g)      /_/      A parent holding company or control person in
                           accordance with Rule 13d- 1(b)(1)(ii)(G).

         (h)      /_/      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act.

         (i)      /_/      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of
                           Investment Company Act.

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CUSIP No. 68389J 10 6                                    13G                                      Page 4 of 6 Pages
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         (j)      /_/      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.          /_/

                  Not applicable

ITEM 4.           OWNERSHIP.

                  PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE
NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER DEFINED IN
ITEM 1.

                  (a)      Amount Beneficially Owned: 7,010,650(1)

                  (b)      Percent of Class: 41.4%

                  (c)      Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 7,010,650(1)

                           (ii)  Shared power to vote or to direct the vote:  -0-

                           (iii) Sole power to dispose or to direct the disposition of: 7,010,650(1)

                           (iv)  Shared power to dispose or to direct the disposition of:  -0-

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                      (1) Includes 69,130 shares held by Mr. Cape's wife.

          INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security, SEE Rule 13d-3(d)(1).

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ].

          INSTRUCTION.  DISSOLUTION OF A GROUP REQUIRES A RESPONSE TO THIS ITEM.

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  IF ANY OTHER PERSON IS KNOWN TO HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES, A STATEMENT TO THAT EFFECT SHOULD BE INCLUDED IN RESPONSE TO THIS ITEM AND, IF SUCH INTEREST RELATES TO MORE THAN FIVE PERCENT OF

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CUSIP No. 68389J 10 6                                    13G                                      Page 5 of 6 Pages
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THE CLASS, SUCH PERSON SHOULD BE IDENTIFIED. A LISTING OF THE SHAREHOLDERS OF AN
INVESTMENT COMPANY REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940 OR THE
BENEFICIARIES OF AN EMPLOYEE BENEFIT PLAN, PENSION FUND OR ENDOWMENT FUND IS NOT
REQUIRED.

                  Not applicable.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                  HOLDING COMPANY.

                  IF A PARENT HOLDING COMPANY HAS FILED THIS SCHEDULE, PURSUANT
TO RULE 13d-1(b)(ii)(g), SO INDICATE UNDER ITEM 3(g) AND ATTACH AN EXHIBIT
STATING THE IDENTITY AND THE ITEM 3 CLASSIFICATION OF THE RELEVANT SUBSIDIARY.
IF A PARENT HOLDING COMPANY HAS FILED THIS SCHEDULE PURSUANT TO RULE 13d-1(c),
ATTACH AN EXHIBIT STATING THE IDENTIFICATION OF THE RELEVANT SUBSIDIARY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  IF A GROUP HAS FILED THIS SCHEDULE, PURSUANT TO RULE
13d-1(b)(ii)(j), SO INDICATE UNDER ITEM 3(h) AND ATTACH AN EXHIBIT STATING THE
IDENTITY AND ITEM 3 CLASSIFICATION OF EACH MEMBER OF THE GROUP. IF A GROUP HAS
FILED THIS SCHEDULE PURSUANT TO RULE 13d-1(d), ATTACH AN EXHIBIT STATING THE
IDENTIFICATION OF EACH MEMBER OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  NOTICE OF DISSOLUTION OF A GROUP MAY BE FURNISHED AS AN
EXHIBIT STATING THE DATE OF THE DISSOLUTION AND THAT ALL FURTHER FILINGS WITH
RESPECT TO TRANSACTIONS IN THE SECURITY REPORTED ON WILL BE FILED, IF REQUIRED,
BY MEMBERS OF THE GROUP, IN THEIR INDIVIDUAL CAPACITY. SEE ITEM 5.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.


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CUSIP No. 68389J 10 6                                    13G                                      Page 6 of 6 Pages
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                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

                                       By:      /s/ C. Wayne Cape
                                           ----------------------------
                                                C. Wayne Cape

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representatives authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and title of each person who signs the statement shall be typed or printed beneath his signature.

     NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7(b) for other parties for whom copies are to be sent.

     ATTENTION. Intentional misstatements or omissions of fact constitute federal criminal violations (SEE 18 U.S.C. 1001).